Exhibit 99.1

Franklin Bank Corp. Announces 2006 Earnings
Positions Itself for Strong Performance in 2007

•	Restructuring of approximately $580 million of its Single Family Loan Portfolio will be completed by the end of the 1st Quarter 2007, resulting in improved interest margins.

•	Acquisition of First National Bank of Bryan (FNB) is expected to close during the 2nd quarter 2007.

•	Commercial loans grew 65% for the year

•	Community banking deposits grew more than 12% organically from December 31, 2005

HOUSTON, January 30 /PRNewswire-First Call/ --  Anthony J. Nocella, President and CEO of Franklin Bank Corp. (NASDAQ:  FBTX) (AMEX:FBK-P) (Franklin or Company), the parent company of Franklin Bank, S.S.B., today said “ Franklin in 2006 made substantial progress towards becoming the largest community based commercial bank in Texas. This is a result of the continued growth in our commercial and community banking businesses as well as the planned acquisition of the First National Bank of Bryan. Earnings for the year and fourth quarter were lower than our expectations as a result of the inverted yield curve, weakened mortgage market and our unwillingness to compromise our credit standards by participating in the higher risk non-traditional mortgages that were the dominant product in the market.”

“This transformation should enhance Franklin’s earnings and market valuation by providing higher, more stable returns for our stockholders as our commercial and community banking operations continue to grow despite the continuing adverse economic conditions” he added.  “ Thus, looking forward we expect our 2007 earnings to improve to record levels by the fourth quarter as a result of the expected growth of our commercial loans, the completion of the balance sheet restructuring and the acquisition of FNB.”

He then pointed out that commercial loans grew 65% for the year and community banking deposits grew more than 12% organically from the previous year.  “At year end, 40% of total loans were commercial and community banking loans, a significant increase from 30% last year.” Nocella also noted that commercial and community banking loans are expected to exceed 50% of total loans during 2007, “a goal we announced during our IPO road show.”

Franklin continues to pursue additional acquisitions inside its community banking markets.  Glenn Mealey, Managing Director and EVP of Mergers and Acquisitions, stated that “We are excited about the acquisition of the First National Bank of Bryan.  This helps us to move closer to becoming the largest community bank in Texas with a focus outside the major metropolitan areas. As we have previously stated, we are financially responsible owners and we will only pursue deals that are in the stockholders’ best interest.”

Comparison of the years ended December 31, 2006 and 2005:

•	Adjusted net income for 2006 was $30.1 million or $1.26 per diluted share, with certain exclusions referenced later. (See the attached exhibit reconciling GAAP earnings to adjusted earnings.)

•	On a GAAP basis, Franklin had net income of $15.5 million or $.65 per diluted share compared to $26.3 million or $1.13 per diluted share, reflecting the short term impact of the restructuring

•	Franklin’s assets increased 24% to $5.5 billion primarily as a result of the growth within the commercial loan portfolio which increased 65% to $1.8 billion.

•	Community banking deposits increased 15% to $1.4 billion.

Comparison of the quarters ended December 31, 2006 and 2005:

•	Adjusted net income for the quarter ended December 31, 2006 was $7.2 million or $.30 per diluted share, with certain exclusions referenced later.

•

On a GAAP basis, Franklin had a net loss of $4.0 million or $.17 per diluted share compared to net income of $4.7 million or $.19 per diluted share for 2005.  The loss is primarily the result of the restructuring of the single family loan portfolio.

Business Highlights:

•	Franklin recently announced the reclassification of approximately $580 million in single family loans, or 20% of the single family loan portfolio, from Held For Investment to Held For Sale.

•

In addition, Franklin announced the acquisition of FNB and expects the acquisition to close during the second quarter 2007.  FNB had approximately $520 million in total assets of which the majority is commercial and community banking loans.

•	During the quarter, Franklin announced the completion of the purchase and assumption from Equity Bank of two banking offices with approximately $42.7 million in deposits located in East Texas.

Looking Forward:

•

Assuming the yield curve will remain relatively flat and will not worsen, Franklin expects 2007 GAAP diluted earnings per share to be $1.34 - $1.44, per diluted share, which is an increase from our previous guidance of $1.32 - $1.40.  The increase includes the FNB acquisition, the restructuring effect of the sale of the $580 million of single family loans and the reduction of wholesale funding, as well as raising additional capital during the year.  The guidance excludes any merger related costs associated with the FNB acquisition.

Earnings

For the year ended 2006, Franklin had adjusted net income of $30.1 million or $1.26 per diluted share excluding reconciling items of $14.6 million or $.61 per diluted share.

The following is a reconciliation of Franklin’s 2006 adjusted net income and diluted earnings per share to GAAP net income and diluted earnings per share:

	Net Income	Diluted EPS

Items are in thousands, except for per share data
Adjusted 2006 net income and diluted earnings per share	$30,110	$1.26
Less: (items are net of tax except for preferred stock dividends)
Litigation Reserve – Taylor Brown, L.P. et al	978	0.04
Preferred Stock Dividends (2nd, 3rd & 4th Qtr.)	3,863	0.16
One-time effect of FAS 123R	162	0.01

Prior Guidance	25,107	1.05
Expected sale of single family loans	8,843	0.37
Charges for loan reserves	747	0.03

Restructuring charge	9,590	0.40

GAAP net income and diluted earnings per share available to common stockholders for 2006	$15,517	$0.65

For additional information on the reconciling items including the usefulness and purposes of adjusted net income and diluted earnings per share refer to the exhibits and the non-GAAP disclosure section of this announcement.

On a GAAP basis, Franklin had net income, available to common shareholders, for the year of $15.5 million or $.65 per diluted share compared to $26.3 million or $1.13 per diluted share for 2005.

For the quarter ended December 31, 2006, Franklin had a loss of $4.0 million or $.17 per diluted share compared to net income of $5.1 million or $.21 per diluted share for the quarter ended September 30, 2006 and $4.7 million or $.19 per diluted share for the quarter ended December 31, 2005.  Such loss was primarily attributable to the restructuring charges discussed earlier within this release totaling $9.6 million or $.40 per diluted share.

For the year ended December 31, 2006, net interest income increased $8.7 million to $92.7 million compared to $84.0 million at December 31, 2005.  The increase is primarily attributable to the increase in higher yielding commercial loans during the year reduced by the effects of the inverted yield curve.

Net interest income was $23.5 million for the quarter ended December 31, 2006 compared to $22.1 for the quarter ended September 30, 2006, and $21.3 million for the quarter ended December 31, 2005.  The increase from prior periods was primarily the result of the increase in higher yielding commercial loans reduced by the effects of the inverted yield curve.

For the years ended December 31, 2006 and 2005, non-interest income was $8.7 million and $18.8 million, respectively.  The decline from the prior year is primarily a result of the $14.0 million, pre-tax, restructuring charge recorded as gain (loss) on sale of single family loans during the fourth quarter 2006.

For the quarter ended December 31, 2006, Franklin had a non-interest loss of $8.3 million, compared to non-interest income of $6.7 million for the quarter ended September 30, 2006, and non-interest income of $4.9 million for the quarter ended December 31, 2005.  The loss during the current quarter was primarily attributable to the restructuring charge of $14.0 million, pre-tax, or $8.8 million, net of tax.

For the years ended December 31, 2006 and 2005, non-interest expense was $67.0 million and $56.7 million, respectively.  The increase from the prior year is primarily a result of the increase in salaries and benefits from the expansion of our community banking and commercial lending businesses, the expansion of the corporate headquarters, the full-year impact of the acquisitions of the First National Bank of Athens, Elgin Bank, and the branch purchase from Washington Mutual.  The above items were offset by net recoveries of $380,000 or $.02 per diluted share relating to the Taylor Brown litigation recorded within REO.

Non-interest expense was $16.5 million for the quarter ended December 31, 2006, compared to $17.5 million for the quarter ended September 30, 2006, and $14.2 million for the quarter ended December 31, 2005.  The decrease from the third quarter 2006 to the fourth quarter was mainly attributable to a $978,000, net of tax, charge for the settlement of the litigation in the third quarter.

Financial Condition

At December 31, 2006 Franklin’s assets stood at $5.5 billion which represents a 24% increase when compared to the same quarter last year and a 7% increase from September 30, 2006.  The increase from 2005 is primarily the result of growth within the commercial loan portfolio.

Franklin’s loan portfolio totaled approximately $4.7 billion as of December 31, 2006, $4.4 billion as of September 30, 2006, and $3.8 billion as of December 31, 2005. The commercial loan portfolio increased 14% to $1.8 billion at December 31, 2006 compared to $1.5 billion at September 30, 2006 and increased 65% from $1.1 billion at December 31, 2005.  Single family loans were $2.8 billion at December 31, 2006 and September 30, 2006 compared to $2.7 billion at December 31, 2005.

During the fourth quarter, Franklin recorded a $580 million reclassification of single family loans from Held For Investment to Held For Sale.  The sale of these single family loans is expected to be completed by the end of the first quarter 2007.  Franklin will initially pay-down higher cost wholesale deposits and borrowings and then reinvest the proceeds in higher yielding commercial loans.

Franklin continues to maintain solid asset quality.  The allowance for loan losses declined $2.5 million to $11.7 million at December 31, 2006 from $14.2 million at September 30, 2006.  The reduction is primarily the result of the fourth quarter charge-off relating to a fully-reserved mortgage banker finance loan partially offset by the previously mentioned restructuring reserves.  Franklin has filed claims with insurance and title companies, as well as a lawsuit against the guarantors of the mortgage banker finance loan.

Nonperforming assets as a percentage of total assets declined to .62% or $34.5 million as of December 31, 2006 compared to .66% or $33.9 million as of September 30, 2006 and .69% or $31.0 million at December 31, 2005.  Approximately 40% of the nonperforming assets were related to the $14.2 million development loan to Taylor Brown, L.P.

Community banking deposits increased 15%, or 12% organically, from December 31, 2005 to December 31, 2006.  Community banking deposits remained flat from September 30, 2006 to December 31, 2006 at $1.4 billion which is up from $1.3 billion at December 31, 2005.

Looking Forward

Franklin Bank continues to transition into a commercially-oriented community bank.  It plans to increase assets by 10% to $6 billion by the end of 2007 including the acquisition of FNB and the sale of the $580 million of single family loans.  The growth is expected to come from commercial and community banking loans.  On a pro forma basis, including the acquisition of FNB and the sale of $580 million of single family loans, commercial and community banking loans are expected to exceed 50% of total loans during 2007.

Franklin’s goal for 2007 is to grow community banking deposits, including the deposits acquired from FNB, by 35%.

The restructuring steps, which include the sale of the $580 million of single family loans and the pay-down of higher costing wholesale deposits and borrowings are expected to be implemented by the end of first quarter 2007.  Going forward, the net interest margin is expected to improve by approximately 15 to 20 basis points over the December 31, 2006 level of 1.88%.

For 2007, Franklin’s net income, available to common stockholders, targets will be announced on a quarterly basis. Franklin’s guidance is based on the following assumptions: 1) merger related expenses for FNB are not included; 2) the yield curve will remain relatively flat and will not worsen; 3) completion of the acquisition of FNB by the second quarter;  and 4) capital raises of $50 million in common equity and $50 million in other capital related instruments.

For 2007, the first quarter is targeted at $.25 to $.27 per diluted share, the second quarter at $.30 to $.32 per diluted share, the third quarter at $.38 to $.41 per diluted share, and the fourth quarter at $.41 to $.44 per diluted share.  The increase in earnings per share from the second quarter to the fourth quarter is the accretive effect of the restructuring, the expected growth in the commercial loan portfolio, and the accretive effect of the FNB acquisition and its related capital raises.

These estimates are based initially on an estimated 24.2 million common shares with additional common equity being issued in the second quarter.   The table below details Franklin’s guidance for 2007 which includes the effect of the restructuring, the acquisition of FNB, and capital raises expected during the year.

	Previous Guidance Range		Adjusted Guidance including the effect of the restructuring, the acquisitions, and capital raises

	Low	High	Low	High

1st Quarter	$0.24	$0.26	$0.25	$0.27
2nd Quarter	$0.29	$0.31	$0.30	$0.32
3rd Quarter	$0.38	$0.40	$0.38	$0.41
4th Quarter	$0.41	$0.43	$0.41	$0.44

2007 Guidance	$1.32	$1.40	$1.34	$1.44

In addition, Franklin will implement segment reporting for the year ended 2006 in order to clarify the financial statements.  The reportable segments are banking and mortgage.  Net earnings used for segment reporting exclude the restructuring charges.  The net earnings from the banking segment was approximately 60% for 2006 as compared to an expectation of approximately 69% for 2007.

Corporate Overview

Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $5.5 billion company. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp.’s common stock is currently included within the following indices: Russell 3000, Russell 2000, Russell Microcap, American Community Bankers, S&P SmallCap 600 Index, S&P Composite 1500, S&P 1000, NASDAQ Bank, NASDAQ Composite, NASDAQ NNM Composite, and NASDAQ Global Select Market Composite. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P.

Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to its corporate headquarters in Houston, there are currently 38 community banking offices in Texas, 8 regional commercial lending offices, and 37 mortgage loan production offices located throughout the United States.

Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An exhibit to this announcement reconciles the non-GAAP financial measures discussed within this announcement. Management believes that these non-GAAP financial measures provide useful information to investors in understanding the underlying performance of the Company because they provide information that shows the financial effect of the lower of cost or market adjustment for the expected sale of the single family loans, the increase in reserves for single family and commercial loans, the legal settlement related to Taylor Brown, L.P., the preferred stock dividend, and the one-time effect of the restricted stock.

Franklin believes that these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry.  Specifically, Franklin believes the exclusion of these items permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Franklin’s management internally assesses the company’s performance.  These items are also excluded from Franklin’s segment measures used internally to evaluate segment performance.

Included within the exhibits to this announcement is a table reconciling the non-GAAP financial measures discussed within this announcement with GAAP net income and GAAP net income per share. The non-GAAP financial measures are used in this announcement in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of Franklin’s operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors affecting Franklin’s business. Franklin strongly encourages investors to review the consolidated financial statements and publicly filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures Franklin has presented in this announcement with announcements by other companies containing the same or similar non-GAAP financial measures.

Forward-Looking Information

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, and strategies and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled.  Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions. Other specific risks related to Franklin include the following: potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call

The company will conduct a conference call to review the announcements made in this press release on Wednesday, January 31, 2007, at 10:00 a.m. CT. The conference call is available by telephone 1-800-231-9012. Participants calling from outside the United States may dial 1-719- 457-2617.  The passcode “7262848” is required to access the call. Please call in 10 minutes before the call to avoid being unable to enter the call on time.

A recording of the conference call will be available after 2 p.m. CT on Wednesday, January 31, 2007 through midnight on February 13, 2007. The recorded message will be available at 1-888-203-1112 . Participants calling from outside the United States may dial 1-719-457-0820. The passcode “7262848” is required to access the replay of the call.

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31, 2006	September 30, 2006	December 31, 2005

Assets
Cash and cash equivalents	$86,783	$63,352	$125,727
Available for sale securities	59,232	60,503	63,779
FHLB stock and other investments	99,937	87,927	80,802
Mortgage-backed securities	290,720	302,041	137,539
Loans
Single family	2,826,730	2,778,650	2,672,603
Commercial	1,750,701	1,537,167	1,061,649
Consumer	110,302	110,329	92,510
Allowance for credit losses	(11,671)	(14,212)	(13,367)

Loans, net	4,676,062	4,411,934	3,813,395
Goodwill	153,487	149,858	147,742
Other intangible assets, net	14,548	13,809	13,954
Premises and equipment, net	28,208	27,411	25,459
Real estate owned	22,031	20,259	5,856
Other assets	106,359	36,108	56,999

	$5,537,367	$5,173,202	$4,471,252

Liabilities
Deposits	$2,631,964	$2,562,362	$2,121,508
FHLB advances	2,309,745	2,018,290	1,842,394
Other short-term borrowing	—	—	5,000
Junior subordinated notes	108,093	108,059	107,960
Other liabilities	54,839	48,521	61,559

Total liabilities	5,104,641	4,737,232	4,138,421
Stockholders’ equity
Preferred stock	86,250	86,250	—
Common stock	236	235	234
Paid-in capital	281,207	280,125	281,789
Retained earnings	67,380	71,392	51,863
Accumulated other comprehensive income:
- Unrealized losses on securities available for sale, net	(2,347)	(2,032)	(1,606)
- Cash flow hedges, net	—	—	551

Total stockholders’ equity	432,726	435,970	332,831

	$5,537,367	$5,173,202	$4,471,252

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended

	December 31, 2006	September 30, 2006	December 31, 2005

Interest income
Cash equivalents and short-term investments	$2,432	$2,353	$2,231
Mortgage-backed securities	4,028	4,104	1,542
Loans	75,338	68,785	52,042

Total interest income	81,798	75,242	55,815
Interest expense
Deposits	28,182	27,120	15,367
FHLB advances	28,057	24,120	17,549
Junior subordinated notes	2,044	1,939	1,649
Other	11	—	—

Total interest expense	58,294	53,179	34,565
Net interest income	23,504	22,063	21,250
Provision for credit losses	2,440	607	4,443

Net interest income after provision for credit losses	21,064	21,456	16,807
Non-interest income
Loan fee income	1,534	1,746	1,504
Deposit fees	1,615	1,703	1,445
Gain (loss) on sale of single family loans	(13,123)	1,733	1,210
Gain on sale of securities	—	—	203
Other	1,661	1,519	498

Total non-interest income	(8,313)	6,701	4,860
Non-interest expense
Salaries and benefits	9,092	8,036	6,644
Data processing	1,564	1,650	1,313
Occupancy	1,873	1,979	1,632
Professional fees	1,215	868	882
Loan expenses	432	591	616
Core deposit amortization	327	327	391
Real estate owned	(478)	1,856	165
Other	2,444	2,235	2,594

Total non-interest expenses	16,469	17,542	14,237

Income before taxes	(3,718)	10,615	7,430
Income tax expense (benefit)	(1,323)	3,871	2,707

Net income	$(2,395)	$6,744	$4,723

Net income available to common stockholders	$(4,012)	$5,127	$4,723

Basic earnings per common share	$(0.17)	$0.22	$0.20
Diluted earnings per common share	$(0.17)	$0.21	$0.19

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,

	2006	2005

Interest income
Cash equivalents and short-term investments	$10,210	$7,697
Mortgage-backed securities	15,901	4,520
Loans	264,948	184,957

Total interest income	291,059	197,174
Interest expense
Deposits	96,587	51,791
FHLB advances	94,120	56,909
Junior subordinated notes	7,491	4,441
Other	143	2

Total interest expense	198,341	113,143
Net interest income	92,718	84,031
Provision for credit losses	3,804	4,859

Net interest income after provision for credit losses	88,914	79,172
Non-interest income
Loan fee income	6,611	6,920
Deposit fees	6,268	4,874
Gain (loss) on sale of single family loans	(8,471)	4,214
Gain (loss) on sale of securities	(2)	974
Other	4,267	1,802

Total non-interest income	8,673	18,784
Non-interest expense
Salaries and benefits	35,120	28,452
Data processing	6,863	5,463
Occupancy	7,464	5,379
Professional fees	3,365	5,040
Loan expenses	2,317	2,343
Core deposit amortization	1,024	1,304
Real estate owned	1,526	269
Other	9,332	8,421

Total non-interest expenses	67,011	56,671

Income before taxes	30,576	41,285
Income tax expense	11,196	14,989

Net income	$19,380	$26,296

Net income available to common stock shareholders	$15,517	$26,296

Basic earnings per common share	$0.66	$1.16
Diluted earnings per common share	$0.65	$1.13

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended

	December 31, 2006			September 30, 2006			December 31, 2005

	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$42,446	$547	5.05%	$41,942	$537	5.01%	$68,581	$668	3.81%
Available for sale securities	61,390	757	4.89%	62,963	723	4.55%	65,650	643	3.89%
FHLB stock and other investments	92,003	1,128	4.86%	87,074	1,093	4.98%	88,757	920	4.11%
Mortgage-backed securities	300,171	4,028	5.37%	308,839	4,104	5.32%	143,026	1,542	4.31%
Loans
Single family	2,842,111	40,316	5.67%	2,854,474	38,497	5.39%	2,794,074	32,854	4.70%
Builder lines	1,099,510	23,513	8.48%	952,046	20,488	8.54%	644,879	11,235	6.91%
Commercial real estate	326,142	6,261	7.62%	233,864	4,518	7.66%	179,269	3,174	7.03%
Mortgage banker finance	137,353	2,580	7.45%	152,745	2,837	7.37%	162,687	2,551	6.22%
Commercial business	38,161	701	7.29%	38,339	686	7.10%	42,698	626	5.81%
Consumer	109,571	1,967	7.12%	94,240	1,759	7.41%	87,836	1,602	7.24%

Total loans	4,552,848	75,338	6.57%	4,325,708	68,785	6.34%	3,911,443	52,042	5.30%

Total interest-earning assets	5,048,858	81,798	6.43%	4,826,526	75,242	6.21%	4,277,457	55,815	5.20%
Non-interest-earning assets	288,310			286,624			229,686

Total assets	$5,337,168			$5,113,150			$4,507,143

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$156,715	609	1.54%	$160,889	610	1.50%	$173,262	601	1.38%
Money market and savings	255,158	1,982	3.08%	248,356	1,855	2.96%	195,841	898	1.82%
Certificates of deposit	834,622	9,304	4.42%	805,968	8,401	4.14%	552,193	4,427	3.18%
Non-interest bearing deposits	151,251	—	—	148,884	—	—	137,150	—	—

Total community banking	1,397,746	11,895	3.38%	1,364,097	10,866	3.16%	1,058,446	5,926	2.22%
Wholesale and money desk	1,195,497	16,287	5.41%	1,225,121	16,254	5.26%	994,613	9,441	3.77%

Total deposits	2,593,243	28,182	4.31%	2,589,218	27,120	4.16%	2,053,059	15,367	2.97%
FHLB advances	2,142,418	28,057	5.12%	1,940,504	24,120	4.86%	1,966,839	17,547	3.49%
Short term borrowing	783	11	—	—	—	—	109	2	6.95%
Junior subordinated notes	108,074	2,044	7.40%	108,038	1,939	7.02%	107,939	1,649	5.98%

Total interest-bearing liabilities	4,844,518	58,294	4.74%	4,637,760	53,179	4.52%	4,127,946	34,565	3.30%
Non-interest-bearing liabilities and stockholder’s equity	492,650			475,390			379,197

Total liabilities and stockholder’s equity	$5,337,168			$5,113,150			$4,507,143

Net interest income/interest rate spread		$23,504	1.69%		$22,063	1.69%		$21,250	1.90%

Net yield on interest-earning assets			1.88%			1.87%			2.02%

Ratio of average interest-earning assets to average interest-bearing liabilities			104.22%			104.07%			103.62%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Year Ended December 31,

	2006			2005

	Average Balance	Interest Income/ Expense	Average Yield/Rate	Average Balance	Interest Income/ Expense	Average Yield/Rate

Interest-Earning Assets
Short-term interest earning assets	$65,006	$3,146	4.77%	$86,232	$2,446	2.80%
Available for sale securities	63,346	2,803	4.42%	66,709	2,202	3.30%
FHLB stock and other investments	88,704	4,261	4.80%	83,328	3,049	3.66%
Mortgage-backed securities	303,818	15,901	5.23%	117,022	4,520	3.86%
Loans
Single family	2,796,836	151,043	5.40%	2,758,065	125,776	4.56%
Builder lines	911,932	75,415	8.27%	514,418	34,455	6.70%
Commercial real estate	241,556	18,148	7.51%	128,568	8,684	6.75%
Mortgage banker finance	150,869	10,636	7.05%	148,488	8,765	5.90%
Commercial business	38,968	2,730	7.01%	33,192	2,012	6.06%
Consumer	97,075	6,976	7.19%	73,875	5,265	7.13%

Total loans	4,237,236	264,948	6.25%	3,656,606	184,957	5.06%

Total interest-earning assets	4,758,110	291,059	6.12%	4,009,897	197,174	4.92%
Non-interest-earning assets	288,485			183,649

Total assets	$5,046,595			$4,193,546

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$174,340	2,696	1.55%	$126,794	1,496	1.18%
Money market and savings	247,449	6,836	2.76%	190,621	3,106	1.63%
Certificates of deposit	778,682	31,258	4.01%	457,174	12,770	2.79%
Non-interest bearing deposits	154,310	—	—	114,592	—	—

Total community banking	1,354,781	40,790	3.01%	889,181	17,372	1.95%
Wholesale and money desk	1,117,683	55,797	4.99%	1,068,696	34,419	3.22%

Total deposits	2,472,464	96,587	3.91%	1,957,877	51,791	2.64%
FHLB advances	2,020,917	94,120	4.59%	1,821,530	56,909	3.08%
Short term borrowing	2,389	143	5.88%	27	2	6.95%
Junior subordinated notes	108,022	7,491	6.84%	72,525	4,441	6.04%

Total interest-bearing liabilities	4,603,792	198,341	4.28%	3,851,959	113,143	2.91%
Non-interest-bearing liabilities and stockholder’s equity	442,803			341,587

Total liabilities and stockholder’s equity	$5,046,595			$4,193,546

Net interest income/interest rate spread		$92,718	1.84%		$84,031	2.01%

Net yield on interest-earning assets			1.98%			2.12%

Ratio of average interest-earning assets to average interest-bearing liabilities			103.35%			104.10%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended

	December 31, 2006		September 30, 2006	December 31, 2005

Common share data
Ending shares outstanding	23,588,856		23,541,080	23,375,076
Average shares outstanding-basic	23,563,133		23,476,260	23,375,076
Average shares outstanding-diluted	24,204,064		24,086,350	23,803,082
Basic earnings per share	$(0.17)		$0.22	$0.20
Diluted earnings per share	(0.17)		0.21	0.19
Common book value (period end)	$14.90		$15.07	$14.24
Common tangible book value (period end)	7.77		8.12	7.32
Average balances
Assets	$5,337,168		$5,113,150	$4,507,143
Interest-earning assets	5,048,858		4,826,526	4,277,457
Interest-bearing liabilities	4,844,518		4,637,760	4,127,946
Ratios
ROA	(0.18)%		0.52%	0.42%
ROCE	(2.69)%		6.19%	5.66%
Net interest spread	1.69%		1.69%	1.90%
Net yield on interest-earning assets	1.88%		1.87%	2.02%
Efficiency Ratio	55.33	% (a)	59.85%	53.45%
Equity to assets (period end)	7.81%		8.43%	7.44%
Equity to assets (average)	8.18%		8.45%	7.34%
Capital ratios - (bank only):
Leverage ratio	7.22%		7.63%	6.33%
Tier 1 risk-based capital ratio	9.85%		10.92%	9.92%
Total risk-based capital ratio	10.15%		11.33%	10.41%
Asset quality
Nonperforming Loans (“NPLs”)	$13,260		$14,478	$26,057
REO	21,263		19,456	4,932

Nonperforming Assets (“NPAs”)	$34,523		$33,934	$30,989
NPLs as % of loans	0.28%		0.33%	0.68%
NPAs as % of assets	0.62%		0.66%	0.69%
Allowance to period end loan balance	0.25%		0.32%	0.35%
Allowance to average loan balance	0.26%		0.33%	0.34%
Branch and employee data
Full-time equivalent employees	627		624	710
Commercial banking offices	8		9	6
Retail mortgage offices	37		38	45
Wholesale mortgage origination offices	2		2	4
Community banking offices	39		36	36
Loan portfolio
Single family
Held for investment	$2,144,525		$2,593,396	$2,405,580
Held for sale	682,205		185,254	267,023
Builder lines	1,196,841		1,043,571	668,753
Mortgage banker finance	150,824		136,831	173,990
Other	513,338		467,094	311,416
Allowance for credit losses	(11,671)		(14,212)	(13,367)

Loans, net	$4,676,062		$4,411,934	$3,813,395

Deposits
Community banking	$1,440,714		$1,367,149	$1,252,915
Wholesale and money desk	1,191,250		1,195,213	868,593

Total deposits	$2,631,964		$2,562,362	$2,121,508

(a) Excludes loss on restructuring

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Year Ended December 31,

	2006		2005

Common share data
Ending shares outstanding	23,588,856		23,375,076
Average shares outstanding-basic	23,463,666		22,739,255
Average shares outstanding-diluted	24,046,578		23,209,893
Basic earnings per share	$0.66		$1.16
Diluted earnings per share	0.65		1.13
Common book value (period end)	$14.90		$14.24
Common tangible book value (period end)	7.77		7.32
Average balances
Assets	$5,046,595		$4,193,546
Interest-earning assets	4,758,110		4,009,897
Interest-bearing liabilities	4,603,792		3,851,959
Ratios
ROA	0.38%		0.63%
ROCE	5.63%		8.53%
Net interest spread	1.84%		2.01%
Net yield on interest-earning assets	1.98%		2.12%
Efficiency Ratio	57.19	% (a)	54.37%
Equity to assets (period end)	7.81%		7.44%
Equity to assets (average)	7.84%		7.35%
Capital ratios - (bank only):
Leverage ratio	7.22%		6.33%
Tier 1 risk-based capital ratio	9.85%		9.92%
Total risk-based capital ratio	10.15%		10.41%
Asset quality
Nonperforming Loans (“NPLs”)	$13,260		$26,057
REO	21,263		4,932

Nonperforming Assets (“NPAs”)	$34,523		$30,989
NPLs as % of loans	0.28%		0.68%
NPAs as % of assets	0.62%		0.69%
Allowance to period end loan balance	0.25%		0.35%
Allowance to average loan balance	0.28%		0.37%
Branch and employee data
Full-time equivalent employees	627		710
Commercial banking offices	8		6
Retail mortgage offices	37		45
Wholesale mortgage origination offices	2		4
Community banking offices	39		36
Loan portfolio
Single family
Held for investment	$2,144,525		$2,405,580
Held for sale	682,205		267,023
Builder lines	1,196,841		668,753
Mortgage banker finance	150,824		173,990
Other	513,338		311,416
Allowance for credit losses	(11,671)		(13,367)

Loans, net	$4,676,062		$3,813,395

Deposits
Community banking	$1,440,714		$1,252,915
Wholesale and money desk	1,191,250		868,593

Total deposits	$2,631,964		$2,121,508

(a) Excludes loss on restructuring

FRANKLIN BANK CORP.
RECONCILIATION OF GAAP NET INCOME AND DILUTED EARNINGS PER SHARE TO ADJUSTED AMOUNTS
(In thousands, except per share data)
(Unaudited)

		Three Months Ended
	Year Ended December 31, 2006
		December 31, 2006	September 30, 2006

NET INCOME
Net income as reported (GAAP)	$15,517	$(4,012)	$5,127
Reconciling items, net of tax, except preferred dividends:
Expected sale of single family loans (a)	8,843	8,843	—
Charge for loan reserves (b)	747	747	—

Restructuring charge	9,590	9,590	—
Subtotal	25,107	5,578	5,127
Legal settlement (c)	978	—	978
Preferred dividends (d)	3,863	1,617	1,617
Restricted stock (e)	162	—	162

Adjusted net income	$30,110	$7,195	$7,884

.
DILUTED EARNINGS PER SHARE
Diluted earnings per share (GAAP)	$0.65	$(0.17)	$0.21
Reconciling items, net of tax, except preferred dividends:
Expected sale of single family loans (a)	0.37	0.37	—
Charge for loan reserves (b)	0.03	0.03	—

Restructuring charge	0.40	0.40	—
Subtotal	1.05	0.23	0.21
Legal settlement (c)	0.04	—	0.04
Preferred dividends (d)	0.16	0.07	0.07
Restricted stock (e)	0.01	—	0.01

Adjusted diluted earnings per share	$1.26	$0.30	$0.33

Descriptions of the reconciling items are as follows:

(a)

Lower of cost or market adjustment on the expected sale of single family loans totaling $8.8 million or $.37 per diluted share related to the $580 million reclassification of single family loans from Held For Investment to Held For Sale.

(b)

Charge for loan reserves of $747,000 or $.03 per diluted share recorded as part of the overall restructuring and strengthening of the balance sheet. The net charge is primarily comprised of additional reserves established for the commercial and single family held for investment loan portfolios.

(c)	Legal settlement of $978,000 or $.04 per diluted share, relating to the Taylor Brown REO. This litigation related to a disputed tract of land which is included in Franklin’s REO.

(d)	Preferred Stock dividend payments of $3.9 million or $.16 per diluted share were paid during the year. This capital was raised late during the second quarter in anticipation of an acquisition.

(e)	One-time restricted stock expense recorded of $162,000 or $.01 per diluted share related to stock granted to retirement-age employees and directors.